FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-160463

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 2 DATED JULY 26, 2012

TO THE PROSPECTUS DATED JULY 13, 2012

This document supplements, and should be read in conjunction with, the prospectus of Resource Real Estate Opportunity REIT, Inc. dated July 13, 2012 and Supplement No. 1 dated July 13, 2012. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and, as required by context, Resource Real Estate Opportunity OP, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our foreclosure on a promissory note secured by a mortgage on the Deerfield Luxury Townhomes.

Deerfield Luxury Townhomes

On March 21, 2012, we, through a wholly owned subsidiary, purchased, at a discount, a non-performing promissory note (the “Note”) secured by a first priority mortgage on a multifamily townhome community known as the Deerfield Luxury Townhomes (“Deerfield”). The contract purchase price for the Note was $10.3 million, excluding closing costs, and was funded with proceeds from this offering.

At the time of our acquisition of the Note, the borrower was in default. Upon acquisition of the Note, we contacted the borrower but were unsuccessful in any attempt to restructure the loan or negotiate a discounted payoff of the Note and therefore, we scheduled a foreclosure sale of the collateral, a 166 unit multifamily townhome community located in Hermantown, Minnesota. On July 19, 2012, we were the successful bidder at the foreclosure sale of the property. The title to Deerfield will be transferred to us in February 2013 after the expiration of the borrower’s statutory redemption period.

Deerfield was constructed in 1993. Deerfield has an effective occupancy of 76.5% and offers tenants amenities that include an outdoor pool, fitness center, clubhouse, basketball court, and sauna.

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